Exhibit 99.1

Merrimack Provides Third Quarter 2013 Operating Update and Financial Results

CAMBRIDGE, Mass., November 7, 2013 (GLOBE NEWSWIRE) — Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, today provided its third quarter 2013 operating update and financial results.

Merrimack will host a conference call today, Thursday, November 7 at 8 a.m., Eastern Time, to provide an update on its development pipeline. The call will also provide a summary of third quarter 2013 financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 92590100. A listen-only webcast of the call and the accompanying slides can be accessed in the Investors section of Merrimack’s website, http://investors.merrimackpharma.com, and a replay of the call will be archived there for six weeks following the call.

Merrimack Updates Guidance on Availability of Top Line Data for MM-398 Phase 3 Clinical Trial to Second Quarter of 2014

Merrimack now expects to report top line data for NAPOLI-1, its Phase 3 clinical trial of MM-398 in advanced pancreatic cancer, in the second quarter of 2014. Merrimack previously disclosed that top line data was expected in the fourth quarter of 2013 or the first quarter of 2014. This change is based on a blinded assessment of overall survival events across the entire trial, which are occurring later than forecasted. As previously disclosed, Merrimack met its enrollment target for the trial in August 2013.

MM-121 Ovarian Trial Meets Key Study Objective

As reported last week, Merrimack’s Phase 2 clinical trial of MM-121 in combination with paclitaxel in patients with platinum-resistant or refractory ovarian cancer met a key study objective of identifying potential biomarkers that could be used to identify patients that would most benefit from treatment with MM-121 plus paclitaxel. These potential biomarkers were part of a pre-specified panel of biomarkers that had been identified through Merrimack’s network biology approach. Patients in this trial submitted pre-treatment biopsies in order to inform the biomarker investigation. The findings related to these biomarkers are consistent with Merrimack’s preclinical hypotheses. In this context:

•                  The biomarker analysis identified a potential subpopulation of patients, representing 34% of the total patients in this trial, who benefitted from MM-121 in combination with paclitaxel;

•                  Patients who were positive for these biomarkers had a hazard ratio of 0.37, signifying that these patients had a 63% lower risk of progression on MM-121 plus paclitaxel as compared to paclitaxel alone; and

•                  Incremental toxicities were mostly mild to moderate with no impact on treatment, in line with the expected profile of ErbB inhibitors in combination with paclitaxel and consistent with observations from Merrimack’s Phase 1 clinical trial (published ESMO 2012).

Dr. Joyce Liu, the Principal Investigator for this trial, stated: “These are exciting study results. The finding of improved progression free survival in a biomarker-defined subset of women with platinum-resistant ovarian cancer when MM-121 is added to weekly paclitaxel is particularly intriguing, as it builds upon research we have done here at the Dana-Farber Cancer Institute. These data highlight the need for individual tumor characterization and biomarker testing to identify women who may respond to the addition of MM-121 to chemotherapy. The two biomarkers selected from the pre-specified panel on this study may do exactly that: allow us to identify these biomarker positive patients who will derive a benefit from adding MM-121 to paclitaxel. The overall results of this study, coupled with a safety profile consistent with similar therapies, support advancing MM-121 in this biomarker positive setting, and I look forward to further exploring these findings.”

Merrimack Confirms Guidance on MM-121 Phase 2 Clinical Trial in wtEGFR NSCLC

Merrimack previously disclosed that its Phase 2 clinical trial of MM-121 in wild-type EGFR non-small cell lung cancer was unlikely to meet its primary endpoint and that biomarker analysis was ongoing. Merrimack can now confirm that this trial did not meet its primary endpoint. Acquiring tumor biopsies in the lung cancer clinical management setting proved to be difficult in this trial. As a result, the lack of a sufficient number of patients with tumor samples prevents biomarker analysis from yielding statistically meaningful conclusions. The biomarker data from this trial will be pooled and analyzed along with all of the emerging biomarker data on MM-121 and will be reported in a future publication in 2014.

Other Key Recent Events

In the past three months, Merrimack achieved a number of significant accomplishments, including:

•                  Designation of orphan drug status for MM-111 by the FDA for development in the treatment of advanced gastric and esophageal cancers;

•                  Completion of enrollment in the MM-398 NAPOLI-1 trial;

•                  Completion of enrollment in a Phase 2 clinical trial cohort of MM-121 in HER2 negative neoadjuvant breast cancer;

•                  Publication of results from a Phase 2 clinical trial of MM-398 in late stage pancreatic cancer in the British Journal of Cancer;

•                  Publication of an analysis of cellular networks to predict drug response in breast cancer lines in Science Signaling; and

•                  Presentation of preclinical data at the 2013 AACR-NIC-EORTC International Conference on Molecular Targets and Cancer Therapeutics.

Upcoming Milestones

Merrimack anticipates the following upcoming milestones:

•                  Announcement in the fourth quarter of 2013 of top line data for Phase 2 clinical trials of MM-121 focused on:

•                  Second line hormone receptor positive breast cancer in combination with exemestane, and

•                  Neoadjuvant HER2 negative breast cancer in combination with paclitaxel;

•                  Presentation of data from a Phase 1 clinical trial of MM-302 in the monotherapy and combination settings at the San Antonio Breast Cancer Symposium in December;

•                  Announcement in the second quarter of 2014 of top line data for the MM-398 NAPOLI-1 trial; and

•                  Transition of Phase 1 programs into Phase 2 opportunities to address large, unmet patient needs.

Conferences

Merrimack expects to present at a number of investor conferences in the coming months, including:

•                  Oppenheimer 24th Annual Healthcare Conference, December 10-11, 2013 in New York;

•                  Guggenheim Boston Healthcare Day, December 17, 2013 in Boston; and

•                  32nd Annual J.P. Morgan Healthcare Conference, January 13-16, 2014 in San Francisco.

Third Quarter 2013 Financial Results

Net loss for the third quarter of 2013 was $39.8 million, or basic and diluted net loss per share available to common stockholders of $0.39, compared with net loss for the third quarter of 2012 of $23.3 million, or basic and diluted net loss per share available to common stockholders of $0.25. This increase in net loss was primarily attributable to three factors:

•                  $3.9 million of increased research and development expense primarily associated with Merrimack’s clinical stage product candidates;

•                  $3.9 million of increased interest expense from Merrimack’s term loan with Hercules Technology Growth Capital, Inc., which closed in the fourth quarter of 2012, and interest expense from Merrimack’s 4.50% convertible senior notes, which were issued in July 2013. $1.7 million of this interest expense is imputed non-cash expense primarily related to the convertible feature of the convertible senior notes; and

•                  Decreased revenues related to Merrimack’s license and collaboration agreement with Sanofi related to MM-121. In the third quarter of 2013, management determined that it was likely that Merrimack would incur full year MM-121 development expenses in excess of the approved 2013 MM-121 collaboration budget. Merrimack therefore did not fully recognize revenue related to these expenses under its revenue recognition model, resulting in an increase in third quarter 2013 net loss of $6.8 million. Upon budget approval, these expenses will be included in Merrimack’s revenue model in future periods.

Cash and cash equivalents and available-for-sale securities increased $120.3 million from the second quarter of 2013 to the third quarter of 2013. On July 17, 2013, Merrimack closed concurrent underwritten public offerings of 5.75 million shares of common stock at a price to the public of $5.00 per share and $125.0 million aggregate principal amount of 4.50% convertible senior notes. Combined net proceeds, after deducting underwriting discounts and commissions and other offering expenses, were $147.3 million. After subtracting these net proceeds, the decrease in cash and cash equivalents and available-for-sale securities from the second quarter of 2013 to the third quarter of 2013 was $27.0 million.

Financial Outlook

Merrimack expects its existing unrestricted cash and cash equivalents and available-for-sale securities as of September 30, 2013 of $182.5 million, anticipated interest income and funding under its license and collaboration agreement with Sanofi related to MM-121 to be sufficient to fund operations into 2015. In the event that Merrimack obtains favorable results from the MM-398 NAPOLI-1 trial, Merrimack expects that anticipated additional expenses in 2014 related to the commercialization of MM-398 will be offset by cash received from potential collaboration opportunities.

Annual Meeting Date

Merrimack will hold its 2014 Annual Meeting of Stockholders on May 13, 2014.

About Merrimack

Merrimack is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack applies its systems biology-based approach to biomedical research throughout the research and development process. Merrimack currently has six oncology therapeutics in clinical development. For more information, please visit Merrimack’s website at www.merrimackpharma.com.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about the timing of availability of clinical trial data, the potential effectiveness of its drug candidates, including MM-121 in combination with paclitaxel in certain patient populations, Merrimack’s ability to translate clinical data into future clinical success, anticipated milestones, Merrimack’s presentations at upcoming investor conferences, expectations regarding the sufficiency of Merrimack’s financial resources to fund operations and the ability to enter into third party collaborations. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2013 and other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2012	2013
Collaboration revenues	$11,323	$6,856
Operating expenses:
Research and development	30,885	37,630
General and administrative	4,312	5,150
Total operating expenses	35,197	42,780

Loss from operations	(23,874)	(35,924)

Other income and expenses, net	554	(3,839)

Net loss	$(23,320)	$(39,763)

Less net loss attributable to non-controlling interest	(121)	(132)

Net loss attributable to Merrimack	$(23,199)	$(39,631)

Other comprehensive income (loss)	59	(11)

Comprehensive loss	$(23,140)	$(39,642)

Net loss per share available to stockholders - basic and diluted	$(0.25)	$(0.39)

Weighted-average common shares used in computing net loss per share available to common stockholders - basic and diluted	93,724	101,155

Merrimack Pharmaceuticals, Inc.

Unaudited Balance Sheet Data

(in thousands)

	As of December 31, 2012	As of September 30, 2013
Cash, cash equivalents and available-for-sale securities	$109,952	$182,485
Working capital	89,781	139,422
Total assets	148,974	224,243
Total liabilities	155,394	240,878
Total stockholders’ deficit	(6,517)	(16,261)

Merrimack Pharmaceuticals, Inc.

Unaudited Cash Flow Data

(in thousands)

	Three Months Ended September 30,
	2012	2013
Net cash used in operating activities	$(19,940)	$(22,320)
Net cash used in investing activities	14,967	(51,052)
Net cash used in financing activities	839	147,880
Net increase in cash and cash equivalents	(4,134)	74,508

CONTACT:

Investor Contact:

Geoffrey M. Grande, CFA

Investor Relations

Merrimack Pharmaceuticals

617-441-7602

ggrande@merrimackpharma.com

Media Contact:

Dana Robie

Corporate Communications

Merrimack Pharmaceuticals

617-441-7408

drobie@merrimackpharma.com